TCW Investment Management Company



                       APPENDIX C


                RULE 10F-3 REPORT FORM FOR ADVISERS


                    GuideStone Funds

Record Of Securities Purchased

Under The Trust's Rule 10F-3 Procedures


1. Name of Fund:       GuideStone Fund (PF 4510)

2. Name of Issuer:   Valero Energy Corporation (VLO)

3. Underwriter from whom purchased:  JP Morgan Securities Inc.

4. "Affiliated underwriter" managing or participating in underwriting syndicate : ABN AMRO Incorporated

5. Aggregate principal amount or purchase by all investment
companies advised by the Adviser:  $6,300,000

6. Aggregate principal amount of offering: $720,000,000

7. Purchase price (net of fees and expenses):     $18.00

8. Offering price at close of first day on which any sales
were made:  $18.00

9. Date of Purchase:  June 3, 2009

10. Date offering commenced:  June 3, 2009

11. Commission, spread, or profit:     0.875    %
    $0.63        / share

12. Have the following conditions been satisfied?    Yes

a.    The securities are:    YES or NO

part of an issue registered under the Securities Act of 1933 which is being offered to the public; Yes part of an issue of government securities;

Eligible Municipal Securities;

sold in an Eligible Foreign Offering, OR sold in an Eligible Rule 144A Offering?

(See the GuideStone Funds Rule 10f-3 Procedures for definitions of the defined terms used herein.)

b.    (1)        The securities were purchased prior to the
end of the first day on    which any sales were made, at a
price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the
issuer); OR     Yes

    (2)        If the securities to be purchased were
offered for subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates?

c.    The underwriting was a firm commitment underwriting?   Yes

d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period? Yes

e.    The issuer of the securities, except for Eligible
Municipal Securities, and     its predecessors have been in
continuous operation for not less than three years?  Yes

f.    (1)        The amount of the securities, other than
those sold in an Eligible Rule 144A Offering (see below), purchased by all of the investment companies advised by the Adviser did not exceed 25% of the principle amount of the offering; OR Yes

       (2) If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities purchased by all of the investment companies advised by the Adviser did not exceed 25% of the total of:

            (i)     The principal amount of the offering of
such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus

            (ii)     The principal amount of the offering of
such class in any concurrent public offering?  Yes

g.    (1)        No affiliated underwriter of the purchasing
Fund was a direct or indirect participant in or  beneficiary
of the sale; OR   Yes

(2) With respect to the purchase of Eligible Municipal
Securities, such purchase was not designated as a group sale or otherwiseallocated to the account of an affiliated underwriter?

h. Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form
N-SAR and quarterly reports to theTrustees?  Yes

I have submitted these answers and completed this form
based on all available information.
Name:    Philip K. Holl

Title:    Senior Vice President


Date:    June 9, 2009